UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 6, 2009

MACY’S, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

This Form 8-K/A amends and restates in its entirety the text of Item 2.02 of a Current Report on Form 8-K filed earlier today by Macy's, Inc. ("Macy's"), which contained errors in the description of the accompanying press release.

On August 6, 2009, Macy’s, Inc. (“Macy’s”) issued a press release announcing Macy’s sales for the fiscal quarter ended August 1, 2009.  The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The press release referred to above contains certain non-GAAP financial measures of expected diluted earnings per share for the second quarter ended August 1, 2009, excluding restructuring-related costs associated with division consolidations and localization initiatives announced in February 2009.  Management believes that diluted earnings per share, excluding restructuring-related costs associated with division consolidations and localization initiatives announced in February 2009, is a useful measure in evaluating Macy’s ability to generate earnings from operations and that providing such a measure will allow investors to more readily compare the earnings referred to in the press release to the earnings provided by Macy’s in past and future periods.  Management believes that excluding restructuring-related costs associated with division consolidations and localization initiatives announced in February 2009 from this calculation is particularly useful where the amounts of such items are not consistent in the periods presented.  However, the reader is cautioned that any non-GAAP financial measures provided by Macy’s are provided in addition to, and not as alternatives for, Macy’s reported results prepared in accordance with GAAP.  Certain items that may have a significant impact on Macy’s financial position, results of operations and cash flows must be considered when assessing Macy’s actual financial condition and performance regardless of whether these items are included in these non-GAAP financial measures.  Additionally, the methods used by Macy’s to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures.  As a result, any non-GAAP financial measures provided by Macy’s may not be comparable to similar measures provided by other companies.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

	99.1	Press Release of Macy’s dated August 6, 2009.

MACY’S, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACY’S, INC.

Dated: August 6, 2009	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Executive Vice President, General Counsel and Secretary

Index to Exhibits

Index

Number

99.1                                          Press Release of Macy’s dated August 6, 2009.